Exhibit 99

Corporate News

Baxter International Inc.

One Baxter Parkway

Deerfield, IL. 60015

Baxter

FOR IMMEDIATE RELEASE
Media contacts:	Deborah Spak, (847) 948-2349
Liz Shea, (847) 948-3297

Investor contacts:	Neville Jeharajah, (847) 948-2875
Mary Kay Ladone, (847) 948-3371

BAXTER REPORTS THIRD QUARTER SALES GROWTH OF

NINE PERCENT

Company Generates Year-to-Date Cash Flow of $668 Million

Baxter Reiterates Full Year 2003 Guidance

DEERFIELD, Ill., October 16, 2003 — Baxter International Inc. (NYSE: BAX) today reported its third quarter results, with sales growth of nine percent and earnings per diluted share from continuing operations of $0.47.

Sales in the third quarter totaled $2.22 billion, with foreign exchange favorably impacting sales by three percent. Baxter’s sales within the United States increased 10 percent to $1.07 billion, while sales outside the United States grew nine percent (including a seven percent benefit from foreign exchange) to $1.15 billion. In the third quarter, Medication Delivery sales grew 16 percent to $948 million, BioScience sales grew 6 percent to $820 million and Renal sales grew 4 percent to $451 million. Contributing to the growth in the quarter were strong sales of anesthesia, biosurgery, drug delivery and IV therapy products and record sales of recombinant clotting factor, which rose 14 percent in the quarter.

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BAXTER REPORTS THIRD QUARTER EARNINGS—PAGE 2

Income from continuing operations totaled $278 million or $0.47 per diluted share in the third quarter. The third quarter results compare to income from continuing operations of $317 million, or $0.51 per diluted share, in the same period last year.

“The third quarter financial results were in line with our expectations,” said Harry M. Jansen Kraemer, Jr., chairman and chief executive officer. “The actions we have taken to improve our operational efficiency and simplify our capital structure, together with the launch of new products, position us well to achieve our goals for the year.”

Recent Highlights

During the third quarter, Baxter received FDA approval for the company’s innovative hemophilia therapy ADVATE Antihemophilic Factor (Recombinant) Plasma/Albumin-Free Method (rAHF-PFM), which offers patients the first and only factor VIII made without any added human or animal plasma proteins or albumin in the cell culture process, purification and final formulation, thereby eliminating the risk of infections caused by viruses that may be carried in these proteins.

Also during the third quarter, Baxter’s vaccines business was awarded a $10 million contract from the National Institutes of Health for the development of a vaccine against Severe Acute Respiratory Syndrome (SARS). Separately, Baxter announced it will collaborate with Avecia, one of Europe’s largest privately owned specialty chemical companies and a leader in biotechnology-derived medicines and vaccines, to provide regulatory expertise, commercial services and support and finishing and final packaging of a recombinant anthrax vaccine being developed under a $71 million contract award to Avecia from the U.S. government’s National Institute of Allergy and Infectious Disease.

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BAXTER REPORTS THIRD QUARTER EARNINGS—PAGE 3

Within its Medication Delivery business, Baxter was awarded contracts in the third quarter from Premier, Inc., the largest alliance of hospitals and health systems in the United States, for Baxter’s intravenous solutions, medications and nutrition products, infusion pumps, intravenous tubing and devices, and patient-controlled analgesia products, as well as for anesthesia and critical care products, including generic injectables and inhaled anesthetics.

Financial Results Year-to-Date

Year-to-date, Baxter’s sales grew nine percent to $6.38 billion, up from the $5.85 billion reported last year. Foreign exchange favorably impacted sales growth by five percent. Medication Delivery sales advanced 16 percent to $2.74 billion, BioScience sales rose four percent to $2.33 billion, and Renal sales grew five percent to $1.31 billion. Sales within the United States totaled $3.02 billion in the first nine months of this year, up six percent. Sales outside the United States increased 12 percent (including a nine percent benefit from foreign exchange), to $3.36 billion. Income from continuing operations for the first nine months of this year declined to $544 million from $774 million last year, or to $0.90 per diluted share. Year-to-date, Baxter generated $668 million in cash flow from continuing operations, which compares with $458 million for the same period last year.

2003 Outlook

For the full-year 2003, the company expects to achieve sales growth in the eight to 10 percent range, earnings per diluted share from continuing operations of $1.65 to $1.75 and cash flow from continuing operations of approximately $1.2 billion.

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BAXTER REPORTS THIRD QUARTER EARNINGS—PAGE 4

A webcast of Baxter’s third quarter conference call for investors can be accessed live from a link on Baxter’s website at www.baxter.com beginning at 7:30 a.m. CDT on October 16, 2003.

Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

Questions and Answers

What impact does the lawsuit filed this week have on Baxter’s relationship with Cerus Corporation?

This lawsuit does not affect our current development and commercialization agreements with Cerus. Baxter Capital Corporation filed a lawsuit against Cerus Corporation seeking repayment of Cerus’ loan because they are in default. The collateral for the loan was based on revenue projections for Cerus that have not been met.

What is the status of your ADVATE launch?

Since the late August U.S. launch of ADVATE, sales in the third quarter totaled approximately $11 million. In Europe, we anticipate a positive opinion for marketing authorization from the Committee for Proprietary Medicinal Products (CPMP) of the European Medicines Evaluation Agency (EMEA), before the end of the year. Typically, final approval notification is received 90 days following CPMP positive opinion.

What is the status of your equity forward agreements?

During the third quarter, all of the remaining equity forward agreements were settled. This was accomplished with the completion of an equity offering of 22 million shares of common stock, from which Baxter used a portion of the proceeds to settle all remaining equity forward agreements.

What were the accounting changes in the third quarter?

Baxter adopted two new accounting standards on July 1, 2003. The non-cash cumulative effect of these accounting changes, as of July 1, 2003, reduced Q3 net income by $17 million, or $0.03 per diluted share.

FASB Interpretation No. 46 (FIN 46) requires the consolidation of certain entities by companies that do not control those entities, and FASB 150 changes the classification of certain financial instruments from stockholders’ equity to liabilities. With the adoption of FIN 46, approximately $165 million of our synthetic leases, which principally relate to certain office space and plasma centers, are now on the balance sheet. With the

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BAXTER REPORTS THIRD QUARTER EARNINGS — PAGE 5

adoption of FASB 150, the equity forward agreements relating to Baxter common stock were also included on the balance sheet. The company settled the remaining equity forward agreements during the third quarter.

(ADVATE and Baxter are registered trademarks of Baxter International Inc. and its affiliates.)

This news release contains forward-looking statements that involve risks and uncertainties, including the effect of economic conditions, actions of regulatory bodies, product development risks, product demand and market acceptance, the impact of competitive products and pricing, foreign currency exchange rates and other risks detailed in the company’s filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

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BAXTER INTERNATIONAL INC.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002	Change	2003	2002	Change
CONTINUING OPERATIONS:
(Before Accounting Changes)
NET SALES	$2,219	$2,029	9%	$6,379	$5,849	9%
GROSS PROFIT	972	940	3%	2,825	2,734	3%
% to Sales	43.8%	46.3%	(2.5 pts )	44.3%	46.7%	(2.4 pts )
MARKETING AND ADMINISTRATIVE EXPENSES	438	377	16%	1,315	1,150	14%
% to Sales	19.7%	18.6%	1.1 pts	20.6%	19.7%	0.9 pts
RESEARCH AND DEVELOPMENT EXPENSES	137	121	13%	412	359	15%
IN-PROCESS RESEARCH AND DEVELOPMENT (IPR&D)	—	—	0%	—	51	(100%)
RESTRUCTURING CHARGE	—	—	0%	337	—	100%

OPERATING INCOME	397	442	(10%)	761	1,174	(35%)

% to Sales	17.9%	21.8%	(3.9 pts )	11.9%	20.1%	(8.2 pts )
INTEREST, NET	25	11	127%	71	41	73%
OTHER EXPENSE	6	6	0%	46	82	(44%)

INCOME BEFORE INCOME TAXES	366	425	(14%)	644	1,051	(39%)
INCOME TAX EXPENSE	88	108	(19%)	100	277	(64%)

INCOME FROM CONTINUING OPERATIONS	$278	$317	(12%)	$544	$774	(30%)

BASIC EPS FROM CONTINUING OPERATIONS	$0.47	$0.52	(10%)	$0.91	$1.29	(29%)

DILUTED EPS FROM CONTINUING OPERATIONS	$0.47	$0.51	(8%)	$0.90	$1.25	(28%)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	589	603		595	602
Diluted	592	624		604	620

RECONCILIATION TO NET INCOME

Income from continuing operations	$278	$317		$544	$774
Discontinued operations	(5)	(1)		(17)	(5)
Cumulative effect of accounting changes	(17)	—		(17)	—

Net income	$256	$316		$510	$769

BAXTER INTERNATIONAL INC.

Cash Flows from Continuing Operations and Changes in Net Debt

(unaudited)

(in millions, except statistical data)

Cash Flows from Continuing Operations

(Brackets denote cash outflows)

	Nine Months Ended September 30,
	2003	2002
Income from continuing operations before Q3, 2003 cumulative effect of accounting changes	$544	$774
Adjustments
Depreciation and amortization	399	325
Deferred income taxes	(135)	84
Restructuring charge	338	—
IPR&D	—	51
Other	33	90
Changes in balance sheet items
Accounts receivable	4	(228)
Inventories	(236)	(297)
Accounts payable and accrued liabilities	(204)	(260)
Net litigation payable and other	(75)	(81)

Cash flows from continuing operations	$668	$458

Changes in Net Debt Increase (decrease)
	Nine Months Ended September 30,
	2003	2002
Net debt, January 1	$3,449	$2,105
Cash flows from continuing operations	(668)	(458)
Capital expenditures	562	564
Dividends	346	348
Acquisitions, including assumed debt	97	88
Issuance of stock	(644)	—
Purchases of treasury stock	714	141
Other, including the effect of exchange rate changes	244	71

Increase in net debt	651	754

Net debt, September 30	$4,100	$2,859

Key statistics, September 30:
Days sales outstanding	64.6	62.0
Inventory turns	2.3	2.5
Net-debt-to-capital ratio (A)	42.7%	39.6%

(A)	The net-debt-to-capital ratio was calculated in accordance with the company's primary credit agreements, which give 70% equity credit to the company's December 2002 $1.25 billion issuance of equity units.

Baxter International Inc.

Net Sales from Continuing Operations

Period Ending September 30, 2003

(Unaudited)

($ in millions)	Q3 2003	Q3 2002	% Growth		YTD 2003	YTD 2002	% Growth
BioScience
United States	395	382	3%		1,058	1,132	(7%	)
International	425	394	8%		1,275	1,122	14%
Total	820	776	6%		2,333	2,254	4%

Medication Delivery
United States	575	491	17%		1,668	1,417	18%
International	373	329	13%		1,068	936	14%
Total	948	820	16%		2,736	2,353	16%

Renal
United States	97	101	(5%	)	294	298	(1%	)
International	354	332	6%		1,016	944	8%
Total	451	433	4%		1,310	1,242	5%

Baxter International Inc.
United States	1,067	974	10%		3,020	2,847	6%
International	1,152	1,055	9%		3,359	3,002	12%
Total	2,219	2,029	9%		6,379	5,849	9%

Baxter International Inc.

Key Product Line Sales

Period Ending September 30, 2003

(Unaudited)

($ in millions)	Q3 2003	Q3 2002	% Growth		YTD 2003	YTD 2002	% Growth
BioScience
Recombinants	291	255	14%		788	734	7%
Plasma Proteins [1]	251	251	0%		710	730	(3%	)
Antibody Therapy	77	83	(8%	)	215	232	(8%	)
Transfusion Therapies [2]	133	130	3%		403	391	3%

Medication Delivery
IV Therapies [3]	275	244	13%		794	707	12%
Drug Delivery	175	147	19%		504	413	22%
Electronic Infusion Systems	181	168	8%		508	482	5%
Anesthesia [4]	219	152	44%		638	435	47%

Renal
PD Therapy	339	325	4%		977	929	5%
HD Therapy	107	106	1%		321	302	6%

[1]	Includes plasma-derived hemophilia (FVII, FVIII, FIX and FEIBA), albumin, biosurgery and other plasma-based products.
[2]	Formerly referred to as Fenwal.
[3]	Principally includes intravenous solutions and nutritional products.
[4]	Includes ESI Lederle.